Exhibit 10.6

SEPARATION AGREEMENT AND GENERAL RELEASE

Jeffrey Lester (“Executive”) and USA Truck, Inc. (hereafter “the Company” hereby enter into this Separation Agreement and General Release (“Agreement”).

WHEREAS, Executive’s employment with the Company or one of the Released Parties is being terminated pursuant to Executive’s resignation; and

WHEREAS, Executive and the Company desire to agree to the terms and conditions of Executive’s resignation.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1.     Termination of Employment. Executive acknowledges and agrees that his employment with the Company ended on August 24, 2015 and Executive hereby resigns from any and all service as an employee or officer of the Company. Regardless of whether Executive signs this Agreement, the Company shall pay to Executive one (1) month of vacation of Executive’s current annual base salary ($260,000.00) payable on the Company’s next regular payroll payment date.

2.     Agreement Regarding Payments. Executive agrees that the separation payment, as set forth below, constitutes the entire amount of consideration provided to Executive under this Agreement. Executive also understands and agrees that, absent this Agreement, Executive would not otherwise be entitled to the Separation Pay. Executive further acknowledges that the Separation Pay is in consideration of and contingent on Executive executing and not revoking this Agreement, as well as Executive’s agreement to and compliance with the other terms and obligations under this Agreement.

2.1     The Company shall pay to Executive three (3) months severance of Executive’s current annual base salary ($260,000.00) payable in installments in accordance with the Company’s regular payroll payment schedule. Payment of Separation Pay shall commence being paid as soon as practicable after the Effective Date of this Agreement, as defined below.

3.     Waiver and Release. Executive agrees, for Executive, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on Executive’s behalf, to unconditionally release, acquit and forever discharge the Company and its past, present, and future affiliates, parents, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans (including equity plans) sponsored by the Released Parties and said plans’ fiduciaries, agents and trustees (collectively “the Released Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages of any nature whatsoever, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which Executive now has, owns or holds, or claims to have had, owned or held, or which Executive at any time prior to now had, owned or held, or claimed to have had, owned or held against the Released Parties or in any way connected to Executive’s employment with the Company or one of the Released Parties and/or termination of employment with the Company or one of the Released Parties. This release specifically includes, without limitation, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance and any claims under any retirement plan; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; claims of discrimination based on race, sex, age, religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the False Claims Act, any claim arising under any common law principle; any claim under any bonus plan or program, any claim under any equity plan maintained by the Released Parties and any and all stock options, restricted stock units, purchase rights or any other awards granted thereunder, and any claim under the Released Parties’ Human Resources policies.

4.     Release Exclusions – Protection of Executive Rights. Nothing in the waiver language above or any other part of this Agreement releases or otherwise limits any right that Executive may have to file an administrative charge of discrimination with, provide information to, or participate in an investigation conducted by any federal or state administrative agency, including the U.S. Equal Employment Opportunity Commission. Furthermore, Executive understands that he is not releasing any rights or claims or indemnification or applicable liability insurance coverage and any rights or claims that Executive is precluded from waiving by operation of law. However, Executive agrees to waive all rights to recover money or other individual relief should any administrative agency file any proceeding on Executive’s behalf (except for money properly awarded by the Securities and Exchange Commission).

5.     Promise Not To Sue. A “promise not to sue” means Executive promises not to sue any Released Party in court. This is different from the Waiver and Release in Section 3 above. Besides waiving released claims, Executive agrees never to sue any Released Party for any reason covered by the Waiver and Release. Executive may, however, file suit to enforce this Agreement or to challenge its validity under the ADEA. If Executive sues any Released Party in violation of this Agreement (i) Executive shall be required to pay that Released Party’s reasonable attorneys’ fees and other litigation costs incurred in defending against Executive’s suit, or alternatively (ii) the Company can require Executive to return all but $100.00 of the money and benefits paid to Executive under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.

6.     Waiver of Claims Under Age Discrimination in Employment Act. As part of this Agreement, Executive understands that he is waiving all claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”) through and including the date of Executive’s execution of this Agreement. This Agreement is intended to comply with the terms of the Older Workers Benefit Protection Act. Accordingly, Executive understands and acknowledges the following:

A.

the Separation Benefits are provided as consideration in exchange for the release contained in this Agreement, including releasing claims under the ADEA up to and including the date of Executive’s execution of this Agreement;

B.

Executive is being advised herein by the Company to consult with legal counsel prior to executing this Agreement, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

C.	Executive has been given a period of twenty-one (21) days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution; and

D.

Executive may, within seven (7) days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to: Tom Glaser, President & CEO, USA Truck, Inc., 3200 Industrial Park Road, Van Buren, Arkansas, 72956. If Executive revokes this Agreement, the Company owes Executive nothing under this Agreement. This Agreement will not become effective and enforceable until the eighth day following Executive’s execution of this Agreement, assuming Executive does not revoke the Agreement (“Effective Date”).

7.     Promise Not To Sue. A “promise not to use” means Executive promises not to sue any Released Party in Court. This is different from the Waiver and Release in Section 3 above and the Waiver of Claims in Section 6 above. Besides waiving released claims, Executive agrees never to sue any Released Party for any reason covered by the Waiver and Release. Executive may, however, file suit to enforce this Agreement or to challenge its validity under the ADEA. If Executive sues any Released Party in violation of this Agreement (i) Executive shall be required to pay that Released Party’s reasonable attorneys’ fees and other litigation costs incurred in defending against Executive’s suit, or alternatively (ii) the Company can require Executive to return all but $100.00 of the money and benefits paid to Executive under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.

8.     Non-Disparagement. Executive shall not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Released Parties or their good will, products or business opportunities, or in any manner detrimental to Released Parties, though Executive may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.

9.     Confidential Information. During the course of Executive’s employment with the Company, the Company has shared trade secrets and confidential and proprietary information with Executive. Further, given the nature of the business of the Company, Executive agrees that disclosing such trade secrets and confidential and proprietary information would be detrimental to the business of the Company. Therefore, Executive agrees to: (a) use his best efforts and exercise diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company (“Company Confidential Information”); (b) not disclose to any third party any Company Confidential Information; (c) not use, directly or indirectly, for his own benefit or for the benefit of another, any Company Confidential Information; and (d) return to the Company any Company Confidential Information, in whatever form (paper, electronic, etc.) no later than August 31, 2015.

10.     Return of Company Property. Executive will return to the Company by August 31, 2015 all Company property in his possession, including, but not limited to, files, laptop computers, notebooks, records, documents, notes (and copies thereof), keys, PDAs, pricing information, printers, computers, associated hardware and software, and any and all other tangible and intangible property belonging to the Company or relating to Executive’s employment with the Company.

11.     Confidentiality of this Agreement. Executive promises to keep this Agreement’s terms and conditions confidential. Executive will not disclose those terms and conditions to any person, except his tax advisor, legal counsel, and immediate family members, unless required to do so by law. Executive further agrees that: (i) in the event of disclosure to any of the above-permitted persons, he shall advise such person(s) beforehand of this Agreement’s confidentiality; and (ii) a disclosure by any of them shall be considered a disclosure by him.

12.     Entire Agreement. This Agreement set forth the entire agreement between Executive and the Company as to the termination of Executive’s employment with the Company and fully supersedes any and all prior agreements or understandings between Executive and the Company or one of the Released Parties pertaining to the termination of Executive’s employment, except that Executive’s obligations in any restrictive covenants with the Company are not superseded and remain in full force and effect.

13.     Severability. To the extent that any portion of this Agreement may be held to be invalid or legally unenforceable by a court of competent jurisdiction, the remaining portions of the relevant paragraph and this Agreement shall not be affected and shall be given full force and effect.

14.     Governing Law. This Agreement is deemed made and entered into in the State of Arkansas, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Arkansas, without giving effect to any state’s principles of Conflict of Laws, to the extent not preempted by federal law.

15.     Compliance with Section 409A. Notwithstanding anything to the contrary contained in this Agreement, any payments provided under this Agreement are intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”), and the provisions of this Agreement shall be interpreted such that the payments provided are either not subject to Section 409A or are in compliance with Section 409A. The Company may modify any payments due under this Agreement at any time solely as necessary to avoid adverse tax consequences under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the date Executive terminates his employment, then any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that Executive is entitled to receive upon the termination of Executive’s employment and which otherwise would be payable during the six-month period immediately following the termination of Executive’s employment will instead be paid on the earlier of the first day of the seventh month following the termination of Executive’s employment or Executive’s death.

THIS SEPARATION AGREEMENT AND GENERAL RELEASE CONTAINS A WAIVER AND GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT, AND THAT HE HAS BEEN ADVISED TO AND HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

The parties have executed this Separation Agreement and General Release on the date(s) indicated below.

JEFFREY LESTER	USA TRUCK INC.

/s/ Jeffrey Lester	/s/ Tom Glaser
Signature	Tom Glaser
USA Truck, Inc.

9/15/15	9/15/15
Date	Date